Exhibit 10.13

September 11, 2024

Via E-Mail & Regular Mail

Mr. Joe Davy

Chief Executive Officer

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, WA 98110

Re: Unpaid Amounts

Dear Mr. Davy:

Reference is made to the closing of the transaction (the “Closing”) of the business combination agreement between 7GC & Co. Holdings Inc. (“7GC”), and Banzai International, Inc. (“Banzai”) declared effective by the Securities Exchange Commission as of November 13, 2023 and approved by 7GC stockholders at a special meeting held on December 13, 2023, (the “Business Combination”), and the combined business that now operates under the name of Banzai International Inc.

We write with respect to the unpaid balance totaling $817,400 (“Balance Due”) owed by 7GC which, post Business Combination, operates as Banzai to CohnReznick LLP (“CohnReznick”) for services (the “Services”) rendered pursuant to an engagement letter dated August 25, 2022 (the “Engagement Letter”). Banzai has not disputed the Balance Due. CohnReznick and Banzai hereby agree to settle the Balance Due, upon CohnReznick’s receipt of $450,000 (the “Settlement Amount”). In consideration of the foregoing, CohnReznick has agreed to not to pursue collection efforts now or at any time in the future, except as otherwise provided herein.

CohnReznick and Banzai have discussed, among other things, the Balance Due and this letter agreement (the “Agreement”) confirms the parties’ understandings:

1.	Banzai acknowledges that the amount due to CohnReznick as of September 11, 2024 totals the amount of the Balance Due. Banzai agrees to pay the Settlement Amount to CohnReznick in full accord and final satisfaction of the Balance Due in fifteen (15) equal installments of thirty thousand dollars ($30,000) (each an “Installment Payment”) paid to CohnReznick via check/ACH payment no later than the 5th of each month, beginning on October 1, 2024.

2.	In consideration of CohnReznick’s agreement to forbear immediate collection efforts related to the Balance Due, and for other good and valuable consideration, the receipt and sufficiency of which Banzai acknowledges, upon execution of this Agreement, Banzai on behalf of itself and its present and former affiliates, and its and their respective employees, agents, officers, directors, representatives, partners, principals and successors and assigns (“Releasors”), release and forever discharge CohnReznick and its present and former affiliates, and its and their respective employees, agents, officers, directors, representatives, partners, principals and successors and assigns (“CohnReznick Releasees”), of and from any and all claims, suits, damages, liabilities, and/or demands of any kind whatsoever through and including the date of this Agreement whether at law or in equity, known or unknown, asserted or unasserted, arising out of, or related in any way to the services provided by CohnReznick to 7GC and Banzai prior to the date of this Agreement.

CohnReznick LLP | 1301 Avenue of the Americas | 10th Floor | New York, NY 10019-6032 Main: 212.297.0400 | Fax: 212.922.0913 | cohnreznick.com

Mr. Joe Davy

September 11, 2024

3.	Upon the full and timely receipt of the Settlement Amount in accordance with paragraph 1, CohnReznick releases and forever discharges Banzai from any and all claims, suits, damages, liabilities, and/or demands related to the Balance Due.

4.	In the event Banzai fails to make a timely Installment Payment under this Agreement, the unpaid portion of the Balance Due shall immediately become due and payable by Banzai.

5.	The parties agree to keep the terms of this Agreement confidential except to the extent (a) they are required to be disclosed to enforce its terms hereof or (b) they are required to be disclosed pursuant to law, regulation or for tax purposes. In addition, Releasors agree not to disparage the CohnReznick Releasees with respect to the subject matter of this Agreement.

6.	This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior or other negotiations, representations, understandings and agreements by or between the parties, expressed or implied with respect to the subject matter hereof.

7.	This Agreement may not be modified orally, and no alleged waiver of this Agreement shall have any force or effect, unless set forth in writing and signed by both parties. No course of dealing and no delay on the part of CohnReznick in exercising any right will operate as a waiver thereof or otherwise prejudice its rights, powers, or remedies.

8.	This Agreement shall be binding upon the parties hereto and their respective successors, assigns, heirs and representatives. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement (including its formation, performance, interpretation, breach, termination, or validity) or any issues related to the Services shall be resolved in accordance with the Dispute Resolution clause set forth in the Engagement Letter.

9.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. This Agreement may be transmitted in electronic format and shall not be denied legal effect because it was formed or transmitted, in whole or in part, by electronic means. An electronic, digital or electronically transmitted signature (collectively, “Electronic Signature”) will be deemed an acceptable original for the purposes of consummating this Agreement and binding the party providing such Electronic Signature.

Mr. Joe Davy

September 11, 2024

If the foregoing accurately reflects our agreement, please sign and date this Agreement and return to me one fully executed original copy. The undersigned represents and warrants that he/she is authorized to bind the entity identified below and is in fact binding such entitiy to the terms of this Agreement.

Sincerely,

Vikram Devanga

Principal

Agreed to and Accepted by:

BANZAI INTERNATIONAL INC.

By: ____________________________

Print Name: ____________________

Title: __________________________

Date: __________________________